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                                                                       EXHIBIT 5

                                 [Letterhead of]

                           CRAVATH, SWAINE & MOORE LLP
                                [New York Office]


                                                                 October 4, 2004


                                  Milacron Inc.
                      16,300,000 Shares of Common Stock and
                         16,300,000 Subscription Rights
                       Registration Statement on Form S-1
                          (Registration No. 333-116892)

Ladies and Gentlemen:

     We have acted as counsel to Milacron Inc., a Delaware corporation (the "Company"), in connection with the Registration Statement on Form S-1, as amended (Registration No. 333-116892) (the "Registration Statement"), filed with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the registration of 16,300,000 shares of Common Stock, par value $0.01 per share (and the associated rights), of the Company (the "Common Stock") and 16,300,000 subscription rights (the "Rights") referred to therein.

     In that connection, we have examined originals, or copies certified or otherwise identified to our satisfaction, of the Registration Statement and the exhibits thereto and such documents, corporate records and other instruments as we have deemed necessary or appropriate for purposes of this opinion, including, without limitation, a specimen certificate representing the Common Stock, the form of subscription certificate in respect of the Rights, and resolutions adopted by the Board of Directors of the Company on June 9, 2004.

     Based on the foregoing, we are of opinion as follows:

     1. The Rights have been duly and validly authorized, and, when validly issued in accordance with such authorization, will constitute legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their terms (subject to applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and other similar laws affecting creditors' rights generally from time to time in effect and to general principles of equity, including, without limitation,

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concepts of materiality, reasonableness, good faith and fair dealing, regardless of whether considered in a proceeding in equity or at law).

     2. The shares of Common Stock issuable upon the exercise of the Rights have been duly and validly authorized, and, when issued and paid for as contemplated in the Registration Statement, will be validly issued, fully paid and nonassessable.

     We are admitted to practice in the State of New York, and we express no opinion as to any matters governed by any laws other than the laws of the State of New York, the General Corporation Law of the State of Delaware and the Federal laws of the United States of America.

     We hereby consent to the filing of this opinion with the Commission as
Exhibit 5 to the Registration Statement. We also consent to the reference to our firm under the caption "Legal Matters" in the Registration Statement. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.


                                Very truly yours,
                                /s/ Cravath, Swaine & Moore LLP


Milacron Inc.
     2090 Florence Avenue
         Cincinnati, OH 45206